Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAW AND, ACCORDINGLY, MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

REMARK MEDIA, INC.

WARRANT TO PURCHASE COMMON STOCK

May 2, 2014

FOR VALUE RECEIVED, REMARK MEDIA, INC., a Delaware corporation (the “Company”), hereby certifies that, subject to the terms and conditions hereof, [INDIVIDUAL HOLDER] (the “Holder”), its designees or permitted assigns, is entitled to purchase from the Company _________________ (_________) fully paid and nonassessable shares (as adjusted pursuant to the terms hereof, the “Warrant Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price per Warrant Share of [$8.00] [$12.00] (the “Warrant Price”), payable in accordance with Section 1(c) hereof; provided, however, that the Holder’s right to purchase the Warrant Shares is subject to those vesting provisions set forth in Section 1(a) hereof.

This Warrant is issued by the Company in connection with that certain Merger Agreement, dated as of May 2, 2014 (the “Merger Agreement”), by and among the Company, Roomlia, Inc. (“Merger Sub”) and Hotelmobi, Inc. (“Hotelmobi”), pursuant to which Hotelmobi has agreed to merge with and into Merger Sub.  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in the Merger Agreement.

This Warrant is issued subject to the following terms and conditions:

1.             Vesting and Exercise of Warrants, Issuance of Certificates.

(a)            The Warrant Shares shall vest and this Warrant shall become exercisable for the purchase thereof as follows: 12.5% at the end of each fiscal quarter of the Company beginning on June 30, 2014, provided that [INDIVIDUAL HOLDER] is employed by the Company or any of its Affiliates on the vesting date or was terminated prior to such vesting date other than for Cause.  Notwithstanding the foregoing, if [INDIVIDUAL HOLDER] is employed by the Company or any of its Affiliates, or was terminated other than for Cause prior to, the date a Change of Control of the Company occurs, any unvested portion of this Warrant shall be deemed to vest immediately prior to the occurrence of such Change of Control of the Company.  The Holder may exercise this Warrant at any time or from time to time, for all or any part of the vested Warrant Shares (but not for a fraction of a share) that may be purchased hereunder, as that number may be adjusted pursuant to Section 3 below, prior to 5:00 p.m. Eastern Time on the five (5) year anniversary of the date hereof (the “Expiration Date”).  The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Form of Subscription in the form attached hereto delivered, and payment made for such Warrant Shares made in accordance with Section 1(c) below (each, a “Date of Exercise”).  Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than ten (10) Business Days following the Date of Exercise.  In case of a purchase of less than all the Warrant Shares that may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase.  Each stock certificate so delivered shall be registered in the name of the Holder and issued with a legend in substantially the form of the legend placed on the front of this Warrant.

(b)            The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same.  Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

(c)            The Holder shall pay the Warrant Price by certified or official bank check payable to the order of, or wire transfer of immediately available funds to, the Company, or by other means determined to be acceptable by the Company’s Board of Directors (the “Board”), in its sole discretion.

(d)            For purposes of this Warrant, “Change of Control” means (i) the sale of all or substantially all of the assets of the Company to a non-Affiliate of the Company or (ii) Kai-Shing Tao no longer serves as the Chairman of the Board of the Company.

2.             Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees that all Warrant Shares, will, upon issuance and payment of the Warrant Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor.

3.             Adjustment of Warrant Price and Number of Shares.  The Warrant Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(a)            Merger, Sale of Assets, Etc.  If at any time while this Warrant, or any portion hereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation, partnership, limited liability company, or other entity in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Warrant Price, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the Warrant Shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 3.  If the per share consideration payable to the Holder for securities in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board.  In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(b)            Reclassification, Etc.  If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Warrant Price shall be appropriately adjusted, all subject to further adjustment as provided in this Section 3.

(c)            Split, Subdivision or Combination of Securities.  If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, (i) the number of securities as to which purchase rights under this Warrant exist shall be proportionately increased and the Warrant Price for such securities shall be proportionately decreased in the case of a split or subdivision or (ii) the number of securities as to which purchase rights under this Warrant exist shall be proportionately decreased and the Warrant Price for such securities shall be proportionately increased in the case of a reverse split or combination.

(d)            Adjustments for Dividends in Stock or Other Securities or Property.  If, while this Warrant or any portion hereof remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible holders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 3.

4.             No Voting or Dividend Rights.  Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company on any other matters or any rights whatsoever as a stockholder of the Company.  No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Warrant Shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

5.             Compliance with the Securities Act.  The Holder, by acceptance of this Warrant, agrees that this Warrant is being acquired for its own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws.

6.             Limited Transferability.  The Holder represents that by accepting this Warrant it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws.  In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof.  The Holder understands that it may bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time.

7.             Amendment, Waiver, etc.  Except as expressly provided herein, this Warrant may only be amended, waived, discharged or terminated by a writing signed by both the Company and the Holder.

8.             Notices.  All notices and other communications hereunder (except payment) shall be in writing and shall be deemed given when delivered personally, one business day after being delivered to a nationally recognized overnight courier or on the business day received (or the next business day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Holder:	________________
________________
________________
Fax: ___________

To the Company:	Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
Attn: Chief Executive Officer
Fax: N/A

With a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Robert H. Friedman, Esq.
Fax: (212) 451-2222

9.             Governing Law.  This Warrant shall be governed by and construed in accordance with the Laws of the State of Nevada applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Clark County, Nevada, over any dispute arising out of or relating to this Warrant and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.           Lost or Stolen Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

11.           Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Warrant Price on the date the Form of Subscription is received by the Company.

12.           Successors and Assigns.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder, including subsequent holders hereof (collectively, “Assignees”).  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.  The Company may not assign or transfer any of its rights or obligations under this Warrant.  At any time or from time to time, the Holder shall, upon written notice to the Company, have the unrestricted right, and without the Company’s consent, to assign all or any portion of its rights and obligations under this Warrant to any of its Affiliates, which shall thereupon become vested with all the powers and rights above given to the Holder in respect thereof.  At any time or from time to time after the vesting of any portion of this Warrant, the Holder shall, upon written notice to the Company, have the unrestricted right, and without the Company’s consent, to assign such vested portion of its rights and obligations under this Warrant to any other person, which shall thereupon become vested with all the powers and rights above given to the Holder in respect thereof.  Notwithstanding the foregoing, any assignment or transfer of this Warrant shall be made in accordance with all applicable securities laws, including but not limited to the Securities Act, upon surrender of this Warrant at the principal office of the Company, together with a written Form of Assignment and Assumption in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any applicable transfer taxes.  The Company agrees that it shall execute, or cause to be executed, such documents, instruments and agreements as the Holder shall reasonably deem necessary to effect the foregoing.  In addition, at the request of the Holder and any such Assignee, the Company shall issue one or more new Warrants, as applicable, to any such Assignee and, if the Holder has retained any of its rights and obligations under this Warrant following such assignment, to the Holder, which new Warrants shall reflect the rights held by such Assignee and the Holder after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation and any other documentation reasonably requested by the Company in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Holder and such Assignee, such Assignee shall be a holder of this Warrant shall have all of the rights and obligations of the Holder hereunder to the extent that such rights and obligations have been assigned by the Holder pursuant to the assignment documentation between the Holder and such Assignee, and the Holder shall be released from any obligations it may have hereunder to a corresponding extent.

13.           Severability of Provisions.  In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date first indicated above.

REMARK MEDIA, INC.

By:
Name:
Title:

Signature Page — Warrant to Purchase Common Stock

FORM OF SUBSCRIPTION

The undersigned, the Holder of the attached Warrant, hereby elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, ______ Warrant Shares and such Holder herewith makes payment of $______________ therefor.

The undersigned requests that certificates for such shares be issued in the name of, and delivered to:

whose address is:

DATED:  _____________________

HOLDER

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Name:

Title:

FORM OF ASSIGNMENT AND ASSUMPTION

FOR VALUE RECEIVED, the right to purchase ________________ Warrant Shares under the attached Warrant and all rights evidenced thereby are hereby assigned to:

(the “Assignee”)

whose address is:

The Assignee, by executing this Assignment and Assumption, hereby agrees to comply with all of the provisions of the Warrant, with the same force and effect as if the Assignee were originally the Holder thereunder.

DATED:  _____________________

HOLDER

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Name:

Title:

ASSIGNEE

Name:

Title: